UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009

COBRA ELECTRONICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-511	36-2479991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (773) 889-8870

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On July 31, 2009, Cobra Electronics Corporation (the “Company”) released earnings information for the quarter ended June 30, 2009. A copy of the press release is attached hereto as Exhibit 99-1 and incorporated herein by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company is obligated to meet certain financial covenants under its Loan and Security Agreement dated as of February 15, 2008, among the Company, The PrivateBank and Trust Company, as a lender and administrative agent for itself and the other lenders, and RBS Citizens, N.A., as lender, as amended (the “Loan Agreement”). A breach of any of these covenants could result in a default under the Loan Agreement and could cause all amounts outstanding under the Loan Agreement to become immediately due and payable. As of June 30, 2009, the amount of outstanding indebtedness under the Loan Agreement was $18.2 million.

As a result of the Company’s financial performance for the quarter ended June 30, 2009, the Company failed to satisfy the financial covenants for the period set forth in the Loan Agreement relating to the Company’s total debt to EBITDA ratio and fixed charge coverage ratio. As a result, all amounts of unpaid interest and principal under the Loan Agreement would be subject to acceleration at the option of the lenders pursuant to the terms of the Loan Agreement; however, the Company and its lenders have reached an agreement in principle on the terms of an amendment to the Loan Agreement pursuant to which the Company’s lenders would waive any defaults resulting from the existing covenant violations. The amendment is also expected to reduce the maximum principal amount of the Company’s revolving line of credit from $40 million to $28 million, in line with the Company’s historical and anticipated future borrowing needs, and to contain amended financial covenants and amended borrowing base and pricing formulas.

Item 9.01.	Exhibits.

(d) The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit
99-1	Press release dated July 31, 2009 issued by Cobra Electronics Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Name:	Michael Smith
Title:	Senior Vice President and Chief Financial Officer

Date: July 31, 2009

EXHIBIT INDEX

The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit
99-1	Press release dated July 31, 2009 issued by Cobra Electronics Corporation